Exhibit 10.7

CHANGE OF CONTROL
EMPLOYMENT AGREEMENT

          This Change of Control Employment Agreement is made as of the 6th day of November, 2006 (this “Agreement”), by and between Cathay General Bancorp, a Delaware corporation (the “Company”), Cathay Bank, a California state chartered commercial bank and a wholly-owned subsidiary of the Company (the “Bank”), and Perry P. Oei (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) and the Board of Directors of the Bank (the “Bank Board”), have determined that it is in the best interests of the Bank and the Company and its stockholders to assure that the Company and/or the Bank (as applicable) will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein).  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

                    Section 1.          Certain Definitions.  (a) “Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs.  Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then “Effective Date” means the date immediately prior to the date of such termination of employment.

                    (b)          “Change of Control Period” means the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

                    (c)          “Affiliated Company” means any company controlled by, controlling or under common control with the Company.

                    (d)          “Change of Control” means:

                                     (1)          Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(d)(3)(A), 1(d)(3)(B) and 1(d)(3)(C);

                                      (2)          Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                                      (3)          Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

                                      (4)          Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

                          Section 2.          Employment Period.  The Company and/or the Bank (as applicable) hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (the “Employment Period”).  The Employment Period shall terminate upon the Executive’s termination of employment for any reason.

                          Section 3.          Terms of Employment.  (a)  Position and Duties.  (1)  During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the office where the Executive was employed immediately preceding the Effective Date or at any other location less than 35 miles from such office.

                                      (2)          During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

                           (b)          Compensation.  (1)  Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs.  The Annual Base Salary shall be paid at such intervals as the Company or the Bank (as applicable) pays executive salaries generally.  During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date.  Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.

                                      (2)          Annual Bonus.  In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus earned under the Company’s or the Bank’s (as applicable) annual incentive plan or program, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (or for such lesser number of full fiscal years prior to the Effective Date for which the Executive was eligible to earn such a bonus, and annualized in the case of any pro rata bonus earned for a partial fiscal year) (the “Recent Annual Bonus”).  (If the Executive has not been eligible to earn such a bonus for any period prior to the Effective Date, the “Recent Annual Bonus” shall mean the Executive’s target annual bonus for the year in which the Effective Date occurs.)  Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

                                      (3)          Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

                                      (4)          Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.

                                      (5)          Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

                                      (6)          Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and the Affiliated Companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

                                      (7)          Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.

                            Section 4.         Termination of Employment.  (a)  Death or Disability.  The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period.  If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability”), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  “Disability” means the absence of the Executive from the Executive’s duties with the Company or the Bank (as applicable) on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

                            (b)          Cause.  The Company may terminate the Executive’s employment during the Employment Period with or without Cause.  “Cause” means: (i) failure to perform substantially employment obligations (other than any such failure resulting from incapacity due to physical or mental illness or following the Executive’s notification of a termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or, if the Company is not the ultimate parent corporation of the Company and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”) or the Chief Executive Officer of the Company that specifically identifies the manner in which the Applicable Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed his duties; (ii) conviction of or guilty or nolo contendere plea to a felony; or (iii) willful commission of an act of fraud, dishonesty or gross misconduct which is materially and demonstrably injurious to the Company or the Bank.

No act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or the Bank.  Any act, or failure to act, based upon authority (x) given pursuant to a resolution duly adopted by the Applicable Board, (y) upon the instructions of the Chief Executive Officer of the Company or the Bank (as applicable) or an officer of the Company or the Bank (as applicable) senior to the Executive or (z) based upon the advice of counsel for the Company or the Bank (as applicable) shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company and the Bank.

                            (c)          Good Reason.  The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason.  “Good Reason” means: The occurrence of any of the following events after a Change of Control, without Executive’s prior written consent:  (i) an adverse and significant change in Executive’s position, duties, responsibilities or status with the Company or the Bank; (ii) a change in Executive’s principal office location to a location further away from Executive’s home which is more than 30 miles from Executive’s principal office; (iii) the taking of any action by the Company or the Bank to eliminate benefit plans in which Executive participated or was eligible to participate immediately prior to a Change of Control without providing substitutes therefor, to materially reduce benefits thereunder or to substantially diminish the aggregate value of the incentive awards or other fringe benefits applicable to Executive; provided that if none of the Company, a surviving entity nor its parent following a Change of Control is a publicly-held company, the failure to provide stock-based benefits shall not be deemed Good Reason if benefits of comparable value using recognized valuation methodology are substituted therefor; and provided, further that a reduction or elimination in the aggregate of not more than 10% in aggregate benefits in connection with across the board reductions or modifications affecting similarly situated persons of executive rank in the Bank shall not constitute Good Reason; (iv)  any reduction in Executive’s Annual Base Salary; or (v) any material breach by the Company or the Bank of this Agreement.

                            (d)          Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b).  “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

                            (e)          Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, (which date shall not be more than 30 days after the giving of such notice), as the case may be, (2) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (4) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

                           Section 5.          Obligations of the Company upon Termination.  (a)  Good Reason; Other Than for Cause, Death or Disability.  If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause or Disability or the Executive terminates employment for Good Reason:

                                       (1)          the Company or the Bank (as applicable) shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

                                                      (A)          the sum of (i) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount, the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365 (the “Pro-Rata Bonus”), and (iii) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (i), (ii) and (iii), the “Accrued Obligations”);

                                                      (B)          the amount equal to the product of (i) one and one-half and (ii) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus; and

                                                      (C)          an amount equal to the sum of the Company or the Bank (as applicable) matching or other employer contributions under the Company’s or the Bank’s qualified defined contribution plans and any excess or supplemental defined contribution plans in which the Executive participates that the Executive would receive if the Executive’s employment continued for one and one-half years after the Date of Termination, assuming for this purpose that (A) the Executive’s benefits under such plans are fully vested, (B) the Executive’s compensation during the one and one-half year period is that required by Sections 3(b)(1) and 3(b)(2) and (C) to the extent that the employer contributions are determined based on the contributions or deferrals of the Executive, that the Executive’s contribution or deferral elections, as appropriate, are those in effect immediately prior the Date of Termination; and

                                                      (D)          for one and one-half years after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, but, to the extent required in order to comply with Section 409A, in no event beyond the end of the second calendar year that begins after the Executive’s “separation from service” within the meaning of Section 409A (the applicable period hereinafter referred to as the “Benefit Continuation Period”), the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to, and at the same after-tax cost to the Executive and/or the Executive’s family, as those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(4) if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their families; provided, however, that, if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.  The Executive’s entitlement to COBRA continuation coverage under Section 4980B of the Code (“COBRA Coverage”) shall not be offset by the provision of benefits under this Section 5(a)(2) and the period of COBRA Coverage shall commence at the end of the Benefit Continuation Period.  For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Benefit Continuation Period and to have retired on the last day of such period;

                                      (2)          the Company or the Bank (as applicable) shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion, provided that the cost of such outplacement shall not exceed $25,000; and provided, further, that, to the extent required in order to comply with Section 409A, such outplacement benefits shall end not later than the last day of the second calendar year that begins after the Date of Termination; and

                                      (3)          to the extent not theretofore paid or provided, the Company or the Bank (as applicable) shall timely pay or provide to the Executive any Other Benefits (as defined in Section 6).

Notwithstanding the foregoing provisions of this Section 5(a), to the extent required in order to comply with Section 409A of the Code, cash amounts that would otherwise be payable under this Section 5(a) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.

                       (b)          Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company or the Bank (as applicable) shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement.  The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.

                        (c)          Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company or the Bank (as applicable) shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement.  The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that to the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this Section 5(c) shall be paid, with Interest, or provided to the Executive on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.  With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.

                        (d)          Cause; Other Than for Good Reason.  If, during the Employment Period, the Executive’s employment is terminated by the Company for Cause or the Executive voluntarily terminates employment (excluding a termination for Good Reason), the Company or the Bank (as applicable) shall provide the Executive with the Accrued Obligations (other than the Pro-Rata Bonus), and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement.  In such case, the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided, that to the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this sentence of Section 5(d) shall be paid, with Interest, or provided to the Executive on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.

                        (e)          Release and Waiver.  Notwithstanding any other provision of this Agreement, Executive’s right to receive severance benefits hereunder shall be subject to the execution and non-revocation by Executive of a release and waiver substantially in the form attached hereto as Exhibit A.

                        Section 6.          Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.  Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Affiliated Companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.  Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.

                        Section 7.          Full Settlement.  The Company’s and/or the Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company or the Bank may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.   The Company or the Bank (as applicable) agrees to pay as incurred (within 10 days following the Company’s or the Bank’s receipt of an invoice from Executive), to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest by the Company or the Bank, Executive, or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus, in each case, Interest; provided, however, that Executive shall be required to reimburse the Company or the Bank (as applicable) for the cost of such legal fees and expenses if the applicable fact finder determines that Executive’s claim or position is frivolous.

                        Section 8.           Certain Reduction of Payments by the Company or the Bank.

                        (a)          For purposes of this Section 8:  (i) a “Payment” shall mean any payment, benefit or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (ii) “Separation Payment” shall mean a Payment paid, payable or provided pursuant to this Agreement (disregarding this Section); (iii) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as Executive shall certify, in the Executive’s sole discretion, as likely to apply to Executive in the relevant tax year(s); (iv) “Present Value” shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code; and (v) “Reduced Amount” shall mean the amount of Separation Payments that (A) has a Present Value that is less than the Present Value of all Separation Payments and (B) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate Present Value of Separation Payments were any other amount that is less than the Present Value of all Separation Payments.

                        (b)          Anything in this Agreement or any other agreement between the Executive and the Company or the Bank (as applicable) to the contrary notwithstanding, in the event that a nationally-recognized accounting firm selected in the discretion of the Committee as in effect immediately prior to the Change of Control (the “Accounting Firm”) shall determine that receipt of all Payments would subject Executive to tax under Section 4999 of the Code (the “Excise Tax”), the Accounting Firm shall determine whether some amount of Separation Payments meets the definition of “Reduced Amount.”  If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Separation Payments shall be reduced to such Reduced Amount.

                        (c)          If the Accounting Firm determines that aggregate Separation Payments should be reduced to the Reduced Amount, the Company or the Bank (as applicable) shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof, and Executive may then elect, in his or her sole discretion, which and how much of the Separation Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Separation Payments equals the Reduced Amount), and shall advise the Company or the Bank (as applicable) in writing of his or her election within 15 days of his or her receipt of notice.  If no such election is made by Executive within such 15 day period, the Company or the Bank (as applicable) may elect which of such Separation Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Separation Payments equals the Reduced Amount) and shall notify Executive promptly of such election.  All determinations made by the Accounting Firm under this Section shall be binding upon the Company, the Bank and Executive and shall be made within 60 days following a termination of employment of the Executive.  As promptly as practicable following such determination, the Company or the Bank (as applicable) shall pay to or distribute for the benefit of the Executive such Separation Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Separation Payments as become due to the Executive under this Agreement.

                        (d)          As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company or the Bank (as applicable) to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company or the Bank (as applicable) to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Bank (as applicable) or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company or the Bank (as applicable) to or for the benefit of the Executive shall be repaid to the Company or the Bank (as applicable) together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such amount shall be payable by the Executive to the Company or the Bank (as applicable) if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company or the Bank (as applicable) to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

                        (e)          All fees and expenses of the Accounting Firm in implementing the provisions of this Section 8 shall be borne by the Company or the Bank (as applicable).

                        Section 9.          Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company and the  Bank all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  After termination of the Executive’s employment with the Company and/or the Bank, the Executive shall not, without the prior written consent of the Company or the Bank or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company or the Bank and those persons designated by the Company or the Bank.  In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                        Section 10.          Successors.  (a)  This Agreement is personal to the Executive, and, without the prior written consent of the Company and the Bank, shall not be assignable by the Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

                        (b)          This Agreement shall inure to the benefit of and be binding upon the Company and the Bank and their respective successors and assigns.  Except as provided in Section 10(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company or the Bank.

                        (c)          The Company and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and the Bank would be required to perform it if no such succession had taken place.  “Company” and “Bank” mean the Company and the Bank as hereinbefore defined and any successor to their business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

                        Section 11.          Miscellaneous.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                        (b)          All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                        if to the Executive:

                                      At the most recent address on file at the Company.

                        if to the Company or the Bank:

                                      777 N. Broadway
                                      Los Angeles, CA 90012
                                      Attention:  Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

                        (c)          The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                        (d)          The Company or the Bank (as applicable) may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                        (e)          The Executive’s, the Company’s or the Bank’s (as applicable) failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive, the Company or the Bank (as applicable) may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(5), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                        (f)          The Executive, the Company and the Bank acknowledge that, except as may otherwise be provided under any other written agreement between the Executive, the Company and/or the Bank, the employment of the Executive by the Company or the Bank (as applicable) is “at will” and, subject to Section 1(a), prior to the Effective Date, the Executive’s employment may be terminated by the Executive, the Company or the Bank (as applicable) at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement.  From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

                        (g)          If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorizations from the Board and the Bank Board, the Company and the Bank have each caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Perry P. Oei

Perry P. Oei

CATHAY GENERAL BANCORP

/s/ Dunson K. Cheng

Name:	Dunson K. Cheng
Title:	Chairman of the Board, President, and Chief Executive Officer

CATHAY BANK

/s/ Dunson K. Cheng

Name:	Dunson K. Cheng
Title:	Chairman of the Board, President, and Chief Executive Officer

Exhibit A

Release

CATHAY GENERAL BANCORP

(date)

(name)
(address)
(address)

          This sets forth our agreement (the “Agreement”) with you, (employee’s name), (“Employee” or “you”) concerning your release of claims and covenant not to sue Cathay General Bancorp, Cathay Bank, and all owned, controlled, non-controlled, and subsidiary companies, corporations, entities, joint ventures, LLC’s and partnerships and all of their constituent partners and members (“Employer”).  You will have a maximum of twenty-one (21) days from the time of receipt to consider this matter and if you are in agreement, seven (7) days from the time of signature to revoke your decision.

          1.          Recitals.

                       a.          Your separation of employment is effective on (date), (the “Termination Date”).

                       b.          You acknowledge that by this Agreement you will be agreeing to a general release of all claims arising from and in any way related to your employment with Employer through the Termination Date and in any way related to the termination of that employment.

          For good and sufficient consideration, as detailed below, we agree as follows:

          2.          Consideration To You.

Upon the full execution of this Agreement, and at the conclusion of the seven (7) day Revocation period, Employer will make a lump sum payment to Employee a gross severance payment of $(amount), which is equivalent to (# of) month’s salary, less applicable taxes.

Employer will make direct payment on behalf of Employee and any eligible dependents for (# of) months (time period Company pays) to continue medical and dental coverage provided under COBRA, if elected in a timely manner.  Continuation and payment obligations thereafter will be the responsibility of the Employee.

Additionally, Employer will pay directly on your behalf to a professional outplacement company, an amount not to exceed $25,000 for its program.  Unused outplacement services have no cash value to the Employee.

          3.          Your Release of All Claims.

a.           You make this Agreement on behalf of yourself and your ancestors, descendants, spouse, dependents, and your executors, heirs, administrators, assigns and anyone else claiming by, through or under yourself.

b.           In exchange for the consideration provided to you as described in paragraph 2 above, you hereby agree not to sue, and do hereby fully release and forever discharge Employer, including:

i.	its members, parents, subsidiaries, affiliates, predecessors, successors and associates, participants, present and former, and each of them, and

ii.

its directors, shareholders, partners, officers, agents, owners, attorneys, servants, employees, trustees, plan administrators, fiduciaries, representatives and assigns, past and present, and each of them, all of which together and collectively are hereinafter referred to as “Employer Releasees.”

c.          This full release, discharge and covenant not to sue is effective with respect to all claims, known or unknown, which you ever had, now have or may hereafter claim to have had, against the Employer Releasees with respect to your employment with Employer and termination of that employment.

d.          Without limiting the generality of the description in subparagraph 3.c. above, the claims herein released include, but are not limited to, claims based upon

i.	violations of Title VII of the Civil Rights Act of 1964;

ii.	the Age Discrimination Employment Act;

iii.	California statutory or decisional law pertaining to employment discrimination (including the state Fair Employment and Housing Act), wrongful discharge or breach of public policy;

iv.

any and all state, federal and local laws as well as common law for breach of contract, wrongful termination, employment discrimination, negligent or intentional infliction of emotional distress, defamation, fraud, concealment, false promise, negligent misrepresentation, intentional interference with contractual relations, breach of covenant of good faith and fair dealing, and misrepresentation generally; and

e.          You hereby agree that no action, suit or proceeding has been or shall be brought or complaint filed or initiated by you or any executor, heir, administrator or assign of yours in any court, or with any governmental body or commission, with respect to any matter or course of action based upon any facts that might have occurred prior to the date of this Agreement, whether known to you now or discovered by you hereafter.  Notwithstanding any provision of this Agreement to the contrary, you are not waiving, releasing, and discharging claims for the consideration that you will receive under the Agreement, any vested benefits to which you may be entitled under the Company’s retirement plans or any other benefit plans, and rights to indemnification and any claims and causes of action that, as a matter of law, cannot be waived, released, and discharged.

          4.          Waiver of § 1542 Rights.

You expressly waive all rights related to your employment under Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

You acknowledge that you may have claims that are covered by the terms of this Agreement, which you have not yet discovered.  You acknowledge that you intend to release any and all such unknown or unsuspected claims arising out of your employment by Employer.

          5.          No Admission of Liability.

You agree that this Agreement and the payment by Employer of the consideration described in Section 2 are not an admission by Employer Releasees of any wrongdoing or liability.  Employer Releasees specifically deny any liability or wrongful acts against you.  The parties have entered into this Agreement in order to settle all disputes and differences between them, without admitting liability or wrongdoing by any party.

          6.          Binding Effect.

You agree that this Agreement is binding upon yourself, your heirs, executors, administrators, successors and assigns.

          7.          Entire Agreement.

You acknowledge that this Agreement constitutes the entire and exclusive agreement between Employer and you with respect to the subject matter hereof and that no other promise, inducement or agreement has been made to you in connection with the subject matter hereof.

You further acknowledge that this Agreement is not subject to modifications of any kind, except for modifications in writing, which are signed by both parties.

          8.          Governing Law.

The parties agree that this Agreement shall be construed and enforced pursuant to the laws of the State of Delaware without regard to principles of conflicts of laws.

          9.          Voluntary Agreement.

You are advised to consult with an attorney prior to executing this Agreement.  You hereby acknowledge that you have read this Agreement and fully know, understand and appreciate the contents and effects thereof, and that you execute this Agreement voluntarily and of your own free will and accord.  You further acknowledge that you had sufficient time to consider the Agreement and to consult with counsel of your choice and that you do not desire additional time.

          I HEREBY AGREE TO THE TERMS AND CONDITIONS OF THE FOREGOING RELEASE OF CLAIMS AND COVENANT NOT TO SUE.

(name)

Date:

CATHAY GENERAL BANCORP

By:	Date:

Its: